FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. APPOINTS
NORMAN MATTHEWS TO BOARD OF DIRECTORS

Secaucus, New Jersey – March 5, 2009 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced the appointment of Mr. Norman Matthews, 75, to the Company’s Board of Directors.  Mr. Matthews qualifies as an independent director within the meaning of the Marketplace Rules of the Nasdaq Stock Market, LLC. Mr. Matthews will serve as a Class III director, and will stand for election at the 2009 Annual Meeting of Stockholders.

Mr. Matthews currently serves on the Boards of The Progressive Corporation, Henry Schein, Inc., and Finlay Enterprises, Inc.  Previously, he served on the Boards of Sunoco, Inc., Toys “R” Us, Inc., and Federated Department Stores, and as a Trustee for the American Museum of Natural History.

Mr. Matthews served as President of Federated Department Stores until his retirement in 1988.  He joined Federated Department Stores in 1978 as Chairman - Gold Circle Stores Division.  He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987.  Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. He began his career as a Partner with Beacon Marketing Consultants and Beacon Advertising Agency.

Mr. Matthews received his undergraduate degree from Princeton University and an MBA from Harvard Business School.

“We are delighted that Norm Matthews is joining The Children’s Place board,” commented Sally Frame Kasaks, Acting Chair of the Board and Lead Director. “His leadership acumen and industry experience will be invaluable as we navigate the Company through this difficult economic environment.  We look forward to his advice and counsel.”

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise.  The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name.  As of February 28, 2009, the Company owned and operated 917 stores and an online store at www.childrensplace.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Jane Singer, Vice President, Investor Relations, (201) 453-6955

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